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                                                                     EXHIBIT 4.6

                                 AMENDMENT NO. 1
                                       TO
                          REGISTRATION RIGHTS AGREEMENT


                  THIS AMENDMENT No. 1 TO REGISTRATION RIGHTS AGREEMENT (the "Amendment") dated as of March 22, 2000, is entered into by and among viaLink Company, a Delaware corporation (the "Company"), and i2 Technologies, Inc., a Delaware corporation ("i2"). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in that certain Registration Rights Agreement dated October 12, 1999 (the "Registration Rights Agreement").

                             I N T R O D U C T I O N

                  WHEREAS, the Company and i2 are parties to the Registration Rights Agreement and desire to amend such agreement to provide that any shares of the capital stock of the Company acquired by i2 subsequent to the execution date of the Registration Rights Agreement shall become subject to the Registration Rights Agreement.

                                A G R E E M E N T

                  NOW, THEREFORE, in consideration of the foregoing premises and for certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1. Amendment to Registration Rights Agreement. The Registration Rights Agreement shall be amended by replacing in its entirety Recital (A) with the following:

                  A. The Company and the Holders are parties to a Securities Purchase Agreement, dated October 12, 1999 (the "Purchase Agreement") and a Securities Purchase Agreement, dated March 22, 2000 (the "Subsequent Purchase Agreement"). The Purchase Agreement and the Subsequent Purchase Agreement provide, among other things, for the Holders' acquisition of shares of Common Stock, par value $0.001 per share ("Shares") and warrants to purchase shares of Common Stock of the Company (each a "Warrant" and collectively, the "Warrants"). Any reference herein to an individual Warrant shall encompass all Warrants.

                  2. Counterparts. This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts together shall constitute one and the same instrument.



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                  IN WITNESS WHEREOF, this Amendment No. 1 to the Registration
Rights Agreement has been executed by the parties hereof.

                                                    VIALINK COMPANY


                                                    By: /s/ J. Andrew Kerner
                                                        -----------------------
                                                        J. Andrew Kerner
                                                        Chief Financial Officer


                                                    i2 TECHNOLOGIES, INC.

                                                    By: /s/ Robert C. Donohoo
                                                        -----------------------
                                                    Name:  Robert C. Donohoo
                                                    Title: Corporate Counsel